Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 13E-3

(Form Type)

KnowBe4, Inc.

Oranje Merger Sub, Inc.

Oranje Holdco, LLC

VEPF VII SPV I, L.P.

VEPF VII SPV I Holdings, L.P.

Vista Equity Partners Fund VII GP, L.P.

VEPF VII GP, Ltd.

Robert F. Smith

KKR Knowledge Investors L.P.

Stephen Shanley

Elephant Partners I, L.P.

Elephant Partners II, L.P., for itself and as nominee for Elephant Partners II-B, L.P.

Elephant Partners II-B, L.P.

Elephant Partners 2019 SPV-A, L.P.

Jeremiah Daly

Sjoerd Sjouwerman

Sjouwerman Enterprises Limited Partnership

Sjouwerman Management, LLC

(Exact Name of Registrant and Name of Person Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$4,756,860,385	(1)	.0001102	$524,207	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$4,756,860,385
Total Fees Due for Filing				$524,207
Total Fees Previously Paid				$0
Total Fee Offsets				$524,207	(3)
Net Fee Due				$0

(1)

Aggregate number of securities to which transaction applies: As of October 31, 2022, the maximum number of shares of common stock to which this transaction applies is estimated to be 192,009,475, which consists of (1) 176,425,993 shares of common stock entitled to receive the per share merger consideration of $24.90; (2) 7,281,790 shares of common stock underlying stock options, which may be entitled to receive the per share merger consideration of $24.90 minus any applicable exercise price; (3) 3,441,279 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $24.90; (4) a maximum of 201,218 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting, which may be entitled to receive the per share merger consideration of $24.90 (assuming the shares are paid out at the target level of performance); and (5) 4,659,195 additional shares of common stock reserved for issuance pursuant to the employee stock purchase plan.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of October 31, 2022, the underlying value of the transaction was calculated based on the sum of (1) the product of 176,425,993 shares of common stock and the per share merger consideration of $24.90; (2) the product of 7,281,790 shares of common stock underlying stock options and $21.58 (which is the difference between the per share merger consideration of $24.90 and the weighted average exercise price of $3.32); (3) the product of 3,441,279 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $24.90; (4) the product 201,218 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting and the per share merger consideration of $24.90 (assuming the shares are paid out at the target level of performance); and (5) the product of 4,659,195 shares of common stock reserved for issuance under the employee stock purchase plan and the per share merger consideration of $24.90. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001102.

(3)	KnowBe4, Inc. previously paid $524,207 upon the filing of its Schedule 14A on November 14, 2022 in connection with the transaction reported hereby.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		Schedule 14A	001-40351	November 14, 2022		$524,207
Fee Offset Sources	KnowBe4, Inc.	Schedule 14A	001-40351		November 14, 2022		$524,207(3)